PROSPECTUS SUPPLEMENT

(To Prospectus dated October 13, 2017)

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-220446

VITALITY BIOPHARMA, INC.

PROSPECTUS

1,000,001 Shares of Common Stock

This Prospectus Supplement No. 1 supplements our prospectus dated October 13, 2017 (which was contained in our Registration Statement on Form S-1 (File No. 333-220446)) (the “Prospectus”) with the following attached documents:

A.	Quarterly Report on Form 10-Q dated November 14, 2017

The attached information amends and supplements certain information contained in the Prospectus. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.

Our common stock is traded on the OTC Markets Group Inc.’s OTCQB tier under the symbol “VBIO”. On December 6, 2017 the closing price of our common stock was $1.74 per share. There is no established public trading market for the warrants being offered pursuant to the Prospectus, as supplemented, and we do not intend to apply for listing of the warrants on any securities exchange and do not expect that the warrants will be quoted on the OTCQB or any other over the counter market.

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors for our common stock, which are described in the Prospectus, as supplemented.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is December 7, 2017

INDEX TO FILINGS

Annex

Quarterly Report on Form 10-Q dated November 14, 2017	A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

[X]	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2017

[ ]	TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____ to _____

Commission File Number: 000-53832

VITALITY BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	75-3268988
(State or other jurisdiction of incorporation or organization )	(I.R.S. Employer Identification No.)

1901 Avenue of the Stars, 2nd Floor
Los Angeles, CA	90067
(Address of principal executive offices)	(Zip Code)

(530) 231-7800
Registrant’s telephone number, including area code

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes[X] No [  ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes [X] No [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X] Emerging growth company [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [  ] No [X]

As of November 13, 2017, there were 23,066,815 shares of the registrant’s common stock outstanding.

VITALITY BIOPHARMA, INC.

Quarterly Report on Form 10-Q

For the Quarterly Period Ended

September 30, 2017

2

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements (unaudited)

VITALITY BIOPHARMA, INC.

CONDENSED FINANCIAL STATEMENTS

THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(Unaudited)

CONDENSED UNAUDITED BALANCE SHEETS	4

CONDENSED UNAUDITED STATEMENTS OF OPERATIONS	5

CONDENSED UNAUDITED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY	6

CONDENSED UNAUDITED STATEMENTS OF CASH FLOWS	7

NOTES TO THE CONDENSED UNAUDITED FINANCIAL STATEMENTS	8

3

VITALITY BIOPHARMA, INC.

CONDENSED BALANCE SHEETS

	September 30, 2017	March 31, 2017
	(unaudited)
Assets

Current Assets
Cash	$815,487	$1,152,766
Accounts receivable, net	20,236	19,198
Prepaid expenses	3,058	3,058

Total Assets	$838,781	$1,175,022

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable and accrued liabilities	$280,095	$373,696
Accrued compensation – officers and directors	151,667	151,667
Accounts payable - related party	2,600	34,500
Derivative liability	147,150	240,791

Total liabilities	581,512	800,654

Stockholders’ Equity
Common stock, par value $0.001 per share; 1,000,000,000 shares authorized; 23,034,347 and 22,215,180 shares issued and outstanding, respectively	23,034	22,214
Additional paid-in-capital	19,975,047	18,088,093
Accumulated deficit	(19,740,812)	(17,735,939)
Total stockholders’ equity	257,269	374,368
Total liabilities and stockholders’ equity	$838,781	$1,175,022

The accompanying notes are an integral part of these condensed financial statements.

4

VITALITY BIOPHARMA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016

Revenue	$30,976	$45,888	$58,019	$92,265
Cost of goods sold	17,480	20,893	37,966	46,012
Gross profit	13,496	24,995	20,053	46,253

Operating expenses:
General and administrative	601,882	706,609	1,275,671	1,034,483
Rent and other related party costs	7,800	6,900	15,300	13,800
Research and development	420,587	129,902	827,596	240,217
Total operating expenses	1,030,269	843,411	2,118,567	1,288,500

Loss from operations	(1,016,773)	(818,416)	(2,098,514)	(1,242,247)

Other income (expense)
Change in fair value of derivative liability	118,253	(328,008)	93,641	(342,961)
Interest expense	-	(95)	-	(716)
Total other income (expense)	118,253	(328,103)	93,641	(343,677)

Net loss	$(898,520)	$(1,146,519)	$(2,004,873)	$(1,585,924)

Net loss per common share
Basic and Diluted	$(0.04)	$(0.09)	$(0.09)	$(0.15)
Weighted average number of common shares outstanding
Basic and Diluted	22,760,660	12,247,463	22,509,356	10,916,841

The accompanying notes are an integral part of these condensed financial statements.

5

VITALITY BIOPHARMA, INC.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

SIX MONTHS ENDED SEPTEMBER 30, 2017

(Unaudited)

			Additional
	Common Stock		Paid-in	Accumulated
Description	Shares	Amount	Capital	Deficit	Total

Balance- March 31, 2017	22,215,180	$22,214	$18,088,093	$(17,735,939)	$374,368
Issuance of common stock and warrants	666,667	667	994,334		995,001
Fair value of vested restricted common stock			205,167	—	205,167
Fair value of vested stock options	—	—	423,930	—	423,930
Fair value of common stock issued for services	152,500	153	263,523	—	263,676
Net loss	—	—	—	(2,004,873)	(2,004,873)

Balance- September 30, 2017 (unaudited)	23,034,347	$23,034	$19,975,047	$(19,740,812)	$257,269

The accompanying notes are an integral part of these condensed financial statements.

6

VITALITY BIOPHARMA, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended September 30,
	2017	2016

Operating activities
Net loss	$(2,004,873)	$(1,585,924)
Adjustments to reconcile net loss to net cash used in operating activities
Fair value of vested stock options	423,930	200,315
Fair value of vested restricted common stock	205,167	129,749
Change in fair value of derivative liability	(93,641)	342,961
Fair value of common stock issued for services	263,676	221,250
Fair value of vested warrants granted to employees	-	35,014
Changes in operating assets and liabilities:
Accounts receivable	(1,038)	2,460
Deposit	-	(558)
Inventory	-	-
Accounts payable and accrued liabilities	(93,601)	62,133
Accounts payable - related party	(31,900)	13,800
Net cash used in operating activities	(1,332,280)	(578,800)

Financing activities
Proceeds from sale of common stock, net	995,001	165,030
Proceeds from exercise of warrants	-	352,001
Net cash provided by financing activities	995,001	517,031

Net decrease in cash	(337,279)	(61,769)

Cash - beginning of period	1,152,766	95,433
Cash - end of period	$815,487	$33,664

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$-	$716
Income taxes	$-	$-

Non-cash activities:
Extinguishment of derivative liability	$-	$80,278

The accompanying notes are an integral part of these condensed financial statements.

7

VITALITY BIOPHARMA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(Unaudited)

1. BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Vitality Biopharma, Inc. (the “Company”, “we”, “us” or “our”), was incorporated in the State of Nevada on June 29, 2007. The Company’s fiscal year end is March 31.

In 2015, the Company developed a new class of cannabinoids known as cannabosides, which were discovered through application of the Company’s proprietary enzymatic bioprocessing technologies originally developed for stevia sweeteners. In 2016, the Company received approvals from the U.S. Drug Enforcement Administration (the “DEA”) and the State of California to initiate studies and manufacturing scale-up at its research and development facilities in order to develop cannabosides.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, for the six months ended September 30, 2017, the Company incurred a net loss of $2,004,873 and used cash in operating activities of $1,332,280. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. In addition, the Company’s independent registered public accounting firm, in its report on the Company’s March 31, 2017 financial statements, has raised substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and/or raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. We estimate that as of September 30, 2017 we have sufficient funds to operate the business for the next six months. In July 2017, the Company issued an aggregate of 666,667 shares of our common stock and warrants to purchase 333,334 of our common stock to certain investors for net proceeds of approximately $995,000. We will require additional financing to fund our planned future operations, including the continuation of our ongoing research and development efforts, licensing or acquiring new assets, and researching and developing any potential patents and any further intellectual property that we may acquire. Further, these estimates could differ if we encounter unanticipated difficulties, in which case our current funds may not be sufficient to operate our business for that period. In addition, our estimates of the amount of cash necessary to operate our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.

We do not have any firm commitments for future capital. We will need to raise additional funds in order to continue operating our business and pursue and execute our planned research and development and commercial operations. We do not presently have, nor do we expect in the near future to have, sufficient or consistent revenue to fund our business from our operations, and will need to obtain significant funding from external sources. Since inception, we have funded our operations primarily through equity and debt financings, and we expect to continue to rely on these sources of capital in the future. However, if we raise additional funds by issuing equity or convertible debt securities, our existing stockholders’ ownership will be diluted, and obtaining commercial loans would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary technology or other intellectual property that could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Further, these or other sources of capital may not be available on commercially reasonable or acceptable terms when needed, or at all. If we cannot raise the money that we need in order to continue to operate and develop our business, we will be forced to delay, scale back or eliminate some or all of our operations. If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investment.

8

Basis of Presentation of Unaudited Condensed Financial Information

The unaudited condensed financial statements of the Company for the three and six months ended September 30, 2017 and 2016 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, applied on a consistent basis, and pursuant to the requirements for reporting on Form 10-Q and the requirements of Regulation S-K and Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete audited financial statements. However, the information included in these financial statements reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for the fair presentation of the Company’s financial position and the results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year or any future annual or interim period. The balance sheet information as of March 31, 2017 was derived from the Company’s audited financial statements as of and for the year ended March 31, 2017 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on June 28, 2017. These financial statements should be read in conjunction with that report.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant estimates and assumptions by management include, among others, reserves for accounts receivable, the fair value of equity instruments issued for services, and assumptions used in the valuation of derivative liabilities and the valuation allowance for deferred tax assets, and the accrual of potential liabilities.

Financial Assets and Liabilities Measured at Fair Value

The Company uses various inputs in determining the fair value of its investments and measures these assets on a recurring basis. Financial assets recorded at fair value in the balance sheets are categorized by the level of objectivity associated with the inputs used to measure their fair value. Authoritative guidance provided by FASB defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3	Unobservable inputs based on the Company’s assumptions.

The fair value of the derivative liabilities of $147,150 and $240,791 at September 30, 2017 and March 31, 2017, respectively, were valued using Level 2 inputs.

The carrying value of cash and accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a probability weighted average Black-Scholes-Merton models to value the derivative instruments at inception and on subsequent valuation dates through the September 30, 2017, reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.

9

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic of the FASB Accounting Standards Codification (“ASC”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using a Black-Scholes-Merton option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company’s statements of operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company periodically issues unvested (“restricted”) shares of its common stock to employees as equity incentives. The Company’s restricted stock vests upon the satisfaction of a recipient’s service condition, which is satisfied over a period of years. The restricted shares vest over certain period and remain subject to forfeiture if vesting conditions are not met. The Company values the shares based on the price per share of the Company’s shares at the date of grant and recognizes the value as compensation expense ratably over the vesting period.

Basic and Diluted Loss Per Share

Basic loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of outstanding common shares during the period. Diluted loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. Diluted loss per share excludes all potential common shares if their effect is anti-dilutive. The following potentially dilutive shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive:

	Six months ended
	September 30, 2017	September 30, 2016
Options	2,871,710	2,452,488
Warrants	705,755	9,702,713
Total	3,577,465	12,155,201

Research and Development

Research and development costs consist primarily of fees paid to consultants and outside service providers, and other expenses relating to the acquisition, design, development and testing of the Company’s treatments and product candidates. Research and development costs are expensed as incurred.

10

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. Under ASU 2014-09, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB has recently issued ASU 2016-08, ASU 2016-10, ASU 2016-11, ASU 2016-12, ASU 2016-20, and ASU 2017-05, all of which clarify certain implementation guidance within ASU 2014-09. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. The standard can be adopted either retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). The Company is currently in the process of analyzing the information necessary to determine the impact of adopting this new guidance on its financial position, results of operations, and cash flows. The Company will adopt the provisions of this statement in the quarter beginning April 1, 2018.

In February 2016, the FASB issued ASU No. 2016-02, Leases. This update will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its financial statements and related disclosures.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted for as derivative liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach. The adoption of ASU 2017-11 is not expected to have an impact on the Company’s financial statements and related disclosures because the conversion feature of the Company’s warrants have features other than down round provisions that require current accounting treatment and classification.

11

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

2. DERIVATIVE LIABILITY

In May 2015, the Company issued certain warrants which included an anti-dilution provision that allows for the automatic reset of the exercise price of the warrants upon future sale of the Company’s common stock, warrants, options, convertible debt or any other equity-linked securities at an issuance, exercise or conversion price below the current exercise price of the warrants. In addition, the Company determined that the warrants can be settled for cash at the holders’ option in a future fundamental transaction, as defined. As a result of the anti-dilution and fundamental transaction provisions, the Company determined that the conversion feature of the warrants should be separated from the host contract, be recognized as a derivative liability, and re-measured at each reporting period with the change in value reported in the statement of operations.

At March 31, 2017, the balance of the derivative liabilities was $240,791. During the six months ended September 30, 2017, the Company recorded a decrease in derivative liability of $93,641. At September 30, 2017, the balance of the derivative liabilities was $147,150.

At September 30, 2017 and March 31, 2017, the derivative liabilities were valued using a probability weighted Black-Scholes-Merton pricing model with the following assumptions:

	September 30, 2017	March 31, 2017
Conversion feature:
Risk-free interest rate	1.20-1.55%	0.19%
Expected volatility	125%	125%
Expected life (in years)	.5 to 3 years	1 to 3 years
Expected dividend yield	—	—

Fair Value:
Conversion feature	$147,150	$240,791

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the warrants was determined by the expiration date of the warrants. The expected dividend yield was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

3. STOCKHOLDERS’ EQUITY

Equity Financing

On July 26, 2017, the Company entered into a securities purchase agreement providing for the issuance and sale by the Company of 666,667 shares of the Company’s common stock and warrants to purchase up to 333,334 shares of the Company’s common stock, at a price of $1.50 per share. After deducting for fees and expenses, the net proceeds to the Company from the sale of the shares and warrants were approximately $995,000.

12

Common stock issued to employees with vesting terms

The Company has issued shares of common stock to employees and directors that vest over time. The fair value of these stock awards are based on the market price of the Company’s common stock on the dates granted, and are amortized over vesting terms ranging up to three years.

At March 31, 2017, the accumulated vested balance of stock awards was $310,710. During the six months ended September 30, 2017, we recorded expense related to the fair value of stock awards that vested of $205,167. At September 30, 2017, the amount of unvested compensation related to these awards is approximately $200,000, and will be recorded as expense over 1 year.

Shares of restricted stock granted above are subject to forfeiture to the Company or other restrictions that will lapse in accordance with a vesting schedule determined by our Board. In the event a recipient’s employment or service with the Company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination under the terms of the restricted stock agreement are forfeited to the Company in accordance with such restricted grant agreement.

The following table summarizes restricted common stock activity:

Number of Shares
Non-vested shares, April 1, 2017	1,436,170
Granted	—
Vested	(718,085)
Forfeited	—
Non-vested shares, September 30, 2017	718,085

Common stock issued for services

During the six months ended September 30, 2017, the Company issued a total of 152,500 shares of common stock to two consultants as payment for services and recorded expense of $263,676 based on the fair value of the Company’s common stock at the issuance dates.

4. STOCK OPTIONS

A summary of the Company’s stock option activity during the three months ended September 30, 2017 is as follows:

	Shares	Weighted Average Exercise Price
Balance outstanding at March 31, 2017	2,820,489	$1.27
Granted	100,000	1.59
Exercised	—
Expired	(48,779)	0.55
Cancelled	—
Balance outstanding at September 30, 2017	2,871,710	$1.19
Balance exercisable at September 30, 2017	1,582,833	$1.26

13

A summary of the Company’s stock options outstanding and exercisable as of September 30, 2017 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant- date Stock Price
Options Outstanding, September 30, 2017	1,664,542	$0.50	$0.50
	153,000	$0.96	$0.96
	130,000	$1.00	$10.00
	7,500	$1.50	$1.50
	100,000	$1.59	$1.59
	647,500	$2.00 – 2.79	$2.00 – 2.79
	123,334	$3.10 – 3.80	$3.10 – 3.80
	45,834	$4.00 – 4.70	$4.00 – 4.70
	2,871,710
Options Exercisable, September 30, 2017	855,415	$0.50	$0.50
	75,750	$0.96	$0.96
	130,000	$1.00	$10.00
	7,500	$1.50	$1.50
	345,000	$2.00 – 2.79	$2.00 – 2.79
	123,334	$3.10 – 3.80	$3.10 – 3.80
	45,834	$4.00 – 4.70	$4.00 – 4.70
	1,582,833

During the six months ended September 30, 2017, we expensed total stock-based compensation related to stock options of $423,930, and the remaining unamortized cost of the outstanding stock-based awards at September 30, 2017 was approximately $1,079,000. This cost will be amortized on a straight line basis over a weighted average remaining vesting period of 2 years. At September 30, 2017, the 2,871,710 outstanding stock options had an intrinsic value of approximately $1,657,000.

5. WARRANTS

At September 30, 2017, warrants to purchase common shares were outstanding as follows:

	Shares	Weighted Average Exercise Price
Balance at March 31, 2017	372,421	$2.79
Granted	333,334	2.00
Exercised	—	—
Expired		$—
Balance outstanding and exercisable at September 30, 2017	705,755	$2.41

In conjunction with the July 2017 Offering (see Note 3), the Company granted to investors warrants to purchase up to 333,334 shares of the Company’s common stock. The warrants were exercisable immediately, have an exercise price of $2.00 per share, and expire on the three year anniversary of the date of issuance. The exercise price of the warrants is subject to adjustment for subsequent equity sales by the Company, and are subject to adjustment for standard anti-dilution provisions, such as stock dividends and splits, subsequent rights offerings and pro rata distributions to the Company’s common stockholders. The exercisability of the warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.99% or 9.99% of the Company’s common stock. At September 30, 2017, the 705,755 outstanding warrants had no intrinsic value.

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6. RELATED PARTY OBLIGATIONS

On April 23, 2012, the Company entered into a lease agreement with One World Ranches, which is jointly-owned by Dr. Avtar Dhillon, the Chairman of the Company’s Board of Directors, and his wife, to rent the space being used as the Company’s principal office and laboratory facility. The original term of the lease was from May 1, 2012 to May 1, 2017. In May 2017, the Company extended the lease through May 1, 2020. Our rent payments thereunder were $2,300 per month until May 1, 2017 and increased to $2,600 per month on May 1, 2017. Aggregate payments under the lease for the six months ended September 30, 2017 and 2016 were $15,300 and $13,800, respectively.

7. COMMITMENTS

On August 19, 2016, we filed a resale registration statement on Form S-1 (“Form S-1”) with the SEC to register 2,650,000 shares of our common stock and 7,950,000 shares of our common stock issuable upon exercise of certain warrants. We received a letter from the Washington D.C. office of the SEC dated December 10, 2016, stating that the staff of the SEC was conducting a Section 8(e) examination with respect to this Form S-1 and that the Division of Corporate Finance would not take any further action on the Form S-1 while the examination was pending. We received subpoenas to produce documents dated December 14, 2016, and January 23, 2017, and a further subpoena for testimony and any supplemental production of documents dated June 5, 2017. The document requests were primarily in connection with this matter. We have complied with all document requests and the Company’s CEO will provide testimony when the SEC schedules such testimony, which we believe will be sometime before the end of December 2017.

As of September 30, 2017, we had accrued approximately $13,500 in legal fees related to the SEC examination.

8. SUBSEQUENT EVENTS

In October 2017, the Company issued a total of 32,468 shares of common stock to one consultant as payment for services and recorded expenses of $50,000 based on the fair value of the Company’s common stock at the issuance dates.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used in this discussion and analysis and elsewhere in this Quarterly Report, the “Company”, “we”, “us” or “our” refer to Vitality Biopharma, Inc., a Nevada corporation.

Cautionary Statement

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Unaudited Condensed Financial Statements and the related notes thereto contained in Part I, Item 1 of this Quarterly Report. The information contained in this Quarterly Report on Form 10-Q is not a complete description of our business or the risks associated with an investment in our common stock. We urge you to carefully review and consider the various disclosures made by us in this Quarterly Report and in our other reports filed with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 filed on June 28, 2017, and the related audited financial statements and notes included therein.

Certain statements made in this Quarterly Report on Form 10-Q constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. These risks and uncertainties include: general economic and financial market conditions; our ability to obtain additional financing as necessary; our ability to continue operating as a going concern; any adverse occurrence with respect to our business or; results of our research and development activities that are less positive than we expect ; our ability to bring our intended products to market; market demand for our intended products; shifts in industry capacity; product development or other initiatives by our competitors; fluctuations in the availability of raw materials and costs associated with growing raw materials for our intended products; poor growing conditions for the stevia plant; other factors beyond our control; and the other risks described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on June 28, 2017.

Although we believe that the expectations and assumptions reflected in the forward-looking statements we make are reasonable, we cannot guarantee future results, levels of activity or performance. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed by any forward-looking statements. As a result, readers should not place undue reliance on any of the forward-looking statements we make in this report. Forward-looking statements speak only as of the date on which they are made. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Company Overview

We were incorporated in the State of Nevada on June 29, 2007 under the name Legend Mining Inc. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.” Also on October 10, 2011, we effected a seven for one forward stock split of authorized, issued and outstanding common stock. As a result, our authorized capital was increased from 75,000,000 shares of common stock with a par value of $0.001 to 525,000,000 shares of common stock with a par value of $0.001, and issued and outstanding shares of common stock increased from 7,350,000 to 51,450,000. In February 2012, we substantially changed our management team, and added other key personnel. In December 2015, we discovered novel pharmaceutical applications of our glycosylation technology for producing cannabinoid prodrugs and we have recently changed our operational focus towards pharmaceutical development of the cannabinoid prodrugs. On July 15, 2016, the holders of a majority of our outstanding common stock and our Board of Directors approved 1) a name change whereby our name changed from Stevia First Corp. to Vitality Biopharma, Inc., 2) a reverse split of our outstanding common shares whereby each 10 shares of common stock will be exchanged for 1 share of common stock and 3) an increase in the number of shares of authorized common stock from 525,000,000 to 1,000,000,000. These changes became effective on July 20, 2016.

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Plan of Operations

Business Overview

Vitality Biopharma is unlocking the power of cannabinoids for the treatment of serious neurological and inflammatory disorders, such as inflammatory bowel disease and narcotic bowel syndrome, a form of severe opiate-induced bowel dysfunction.

Vitality Biopharma has developed a new class of cannabinoid pharmaceuticals known as cannabosides, which were discovered in 2015 through application of the company’s proprietary enzymatic bioprocessing technologies originally developed for stevia sweeteners. Cannabosides are cannabinoid glycoside “prodrugs,” which means that they are medications or compounds that, after administration, are converted within the body into a pharmacologically active drug, which already has a long history of clinical investigation and use. A classic prodrug example is Aspirin, acetylsalicylic acid, which was first made by Felix Hoffmann at Bayer in 1897 and is a synthetic prodrug of salicylic acid. Because there already exists independent verification of the active drug’s safety and efficacy, prodrugs may receive marketing approval more quickly than others, and in some cases may receive drug approvals through completion of small clinical studies evaluating bioequivalence or bioavailability. At the same time, a prodrug can have many commercial advantages, including that they can be proprietary and patentable compositions of matter, unlike cannabinoids themselves, or older pharmaceutical formulations where patent protection has already expired.

Cannaboside prodrugs are intended to reduce or eliminate the psychoactivity of cannabinoids while providing amplified therapeutic effects. Upon oral delivery, cannaboside prodrugs pass through the digestive tract and release active cannabinoids within the large intestine or colon. This could enable cannabinoids such as tetrahydrocannabinol (THC) to be restricted to the gastrointestinal tract, minimizing entry into the bloodstream or brain, and enabling targeted delivery for the treatment of gastrointestinal disorders. Targeted delivery of cannabinoids with limited psychoactivity may be especially useful for treatment of pediatric conditions. Cannaboside prodrugs are also more stable and far more water soluble than cannabinoids, which enables them to be readily formulated within a pill or capsule.

We have produced more than 25 novel cannabosides so far and have patent applications that include composition of matter claims for prodrugs of cannabinoids that have been studied extensively in clinical trials worldwide, including THC, cannabidiol (CBD), cannabidivarin (CBDV), and other phytocannabinoids and endocannabinoids. Upon successful patent prosecution, protection would extend until 2035 and be available in all major markets worldwide. In addition, we have filed patent applications that seek to protect claims on the novel vanilloid glycoside compounds that target the TRPV receptors for mediating pain relief, methods of use for TRPV1 agonists to effect neural repair, and based on findings in early 2017, for methods to use cannabinoids to treat gut dysbiosis and drug-resistant C.difficile infections, which colonize the large intestine. We aim to develop and approve our proprietary molecules as pharmaceuticals using a low-risk regulatory strategy that is available for prodrugs, and to amplify the benefits that have been seen in independent clinical trials describing the use of cannabinoids for treatment of neurological and inflammatory conditions.

A key part of our strategy will be to take advantage of a more efficient U.S. Food and Drug Enforcement review and approval process that is available for prodrugs, which reduces the need for large and expensive clinical trials. Expedited regulatory processes may be available for our cannabosides because in the U.S. and internationally there have already been many independent preclinical and clinical studies completed using the reference cannabinoid drugs we are studying, and so existing clinical data may be submitted to drug regulatory agencies as supporting evidence of our compounds’ safety and efficacy.

We are initially developing our cannabosides drug formulations for treatment of gastrointestinal disorders, including inflammatory bowel disease, irritable bowel syndrome, and narcotic bowel syndrome, a severe form of opiate-induced abdominal pain.

For inflammatory bowel disease (IBD), there have been independently-conducted preclinical and clinical studies that have demonstrated the benefit of cannabinoids, and many U.S. states now permit the use of medical marijuana for IBD, including for treatment of Crohn’s disease or ulcerative colitis patients. Independently-run retrospective clinical studies have found that in 56 patients who used cannabinoids with IBD that 83.9% of patients reported improvement in abdominal pain and 76.8% of patients reported improvement in abdominal cramping. In addition, in a prospective trial that was independently-managed and placebo-controlled, it was found that 45% of Crohn’s disease patients achieved remission through only 8 weeks of treatment. Patients reported improvements in sleep and appetite with no significant side effects, and some patients were able to eliminate use of corticosteroids and opiate pain medications. Patients experienced benefits with cannabis treatment despite being non-responders to traditional front-line therapies, such as corticosteroids, immunomodulators, and biologic TNF-alpha inhibitors.

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In early 2017, we obtained new data about the anti-cancer and anti-microbial properties of cannabinoids, including evidence that cannabinoids provide cytotoxicity against cell lines of colorectal cancer and C.difficile, a drug-resistant microbial infection that colonizes the large intestine. Both colorectal cancer and C.difficile infections are more prevalent in IBD patients than in the general population.

Narcotic bowel syndrome (NBS) is a severe form of opiate-induced abdominal pain. In studies, more than half (58%) of opiate users have reported chronic abdominal pain. When opiate-induced abdominal pain is overlooked or misdiagnosed, potentially due to common gastrointestinal side effects like opiate-induced constipation, it may lead to a vicious cycle of dose escalation. While seeking pain relief, increasing the dose of opiate medications could lead both to worsening abdominal pain and to more severe drug addiction. Studies have reported that approximately 6% of opiate users have NBS, and that patients afflicted with this disorder report a quality-of-life that is worse than patients with quadriplegia. Independent preclinical studies have reported that endogenous opioid peptides may play a role within the intestinal tract in the development of inflammation, and that they act in a synergistic manner to cannabinoids for pain relief, meaning that cannabinoids could enable opiate dose reduction without sacrificing pain relief. Independent clinical studies have confirmed this effect, where it was reported that cannabis provides additional pain relief to patients taking stable doses of opiates for chronic pain management. Independent clinical studies have also found that treatment regimens for narcotic bowel syndrome are ineffective, as 45.8% of patients were shown to return to using narcotics within only three months following treatment.

Our primary operations are based in Yuba City, California, where we originally developed our proprietary bioprocessing methods. The Company’s research and development facilities include laboratories and a manufacturing suite that will be used for pharmaceutical-grade production of cannabosides for clinical trials. These facilities have been registered with and approved by the DEA as well as the State of California.

Product Pipeline

Our pipeline includes drug formulations of cannabosides, which are cannabinoid glycosides that we are developing as small molecule pharmaceutical products. Prodrugs are medications or compounds metabolized by the body into a pharmacologically active drug. We have patents pending for more than 25 of these novel pharmaceutical compositions including prodrugs of THC, CBD, and CBDV, which are cannabinoids that are either marketed and approved as pharmaceutical products today, or that are currently under investigation in independent clinical trials. Prodrugs can optimize the marketability of a drug because they can be patented and proprietary, and yet still be approved through an abbreviated regulatory pathway.

Cannaboside prodrugs are designed to deliver a variety of benefits including:

1.	Administration of cannabinoids in a convenient oral formulation;

2.	Targeted delivery of cannabinoids without any psychoactivity or intoxication, which can be achieved through gut-restricted prodrugs that are released in the colon or large intestine and that avoid entry into the bloodstream or brain;

3.	Improved solubility, leading to oral formulations that are easy to manufacture and that improve the tolerability of cannabinoid products through reduction or removal of harsh organic solvents;

4.	Improved stability, preventing conversion of CBD to unwanted byproducts including THC in the acidic stomach environment, or preventing other forms of unwanted degradation or drug metabolism, therefore enabling higher doses of cannabinoids to be administered orally; and

5.	Delayed release, enabling long-lasting and overnight relief for patients, rather than having to administer treatment repeatedly throughout the day and requiring additional sleep aids.

VITA-100 is an oral cannabinoid formulation containing THC-glycosides that is being developed for acute treatment of inflammatory bowel disease (inducing disease remission), irritable bowel syndrome, and narcotic bowel syndrome. VITA-210 is an oral cannabinoid formulation containing cannabosides being investigated in preclinical studies for chronic (long-term) administration, and which is being developed for chronic treatment of inflammatory bowel disease (maintaining disease remission), irritable bowel syndrome, opiate-induced bowel dysfunction, C. difficile infections, and colorectal cancer. The company is developing additional cannabinoid product formulations, and these development efforts will be guided by the results of observational clinical studies that will be conducted by the company or through company collaborators. These observational studies will be designed to treat serious neurological conditions including treatment of complex, refractory, or neuropathic pain (cannabis substitution therapy for opioid painkillers).

Products	Treatment Indications	Status

Cannabosides - VITA-100	Inflammatory Bowel Disease (inducing remission), Irritable Bowel Syndrome, Narcotic Bowel Syndrome	Phase 1a/1b Trial to be completed in 1st Half of 2018

Cannabosides - VITA-210	Inflammatory Bowel Disease (maintaining remission), Irritable Bowel Syndrome, Opiate-induced Bowel Dysfunction, C. difficile Infections, Colorectal Cancer	Preclinical

Additional Cannabinoid Formulations	Complex/Refractory or Neuropathic Pain (Substitution therapy for opioid painkillers), Huntington’s disease, Multiple Sclerosis & Rare White Matter Disorders, Guillain-Barré	Observational clinical studies to initiate in 1st Half of 2018

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Our Operations

For each of the pharmaceutical products in our pipeline, the active cannabinoid pharmaceutical agents have either been independently approved by regulatory bodies, or are now in late-stage clinical trials, and there is extensive clinical data already available related to drug safety and effectiveness. Because of this, we will in general benefit from the increased familiarity of clinical investigators and regulators with these compounds, which may enable abbreviated paths towards clinical testing and eventual approval of our pharmaceutical products.

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Short Term Development Targets

We plan to complete all necessary preclinical studies for VITA-100 and to conduct a Phase 1a/1b clinical trial in the first half of 2018. This first-in-man clinical study will focus primarily on evaluating the clinical pharmacokinetics, safety, and tolerability of cannabosides, and it will also provide a preliminary evaluation of effects on pain, cramping, and gastrointestinal motility. We plan to conduct additional preclinical studies on our proprietary cannaboside drug formulations also, which are designed to evaluate and further explore their utility for treatment of additional conditions, such as colorectal cancer.

We are also developing additional cannabinoid formulations geared towards treatment of complex or refractory pain, for use within cannabis substitution therapy for opioid painkillers, and for the treatment of serious neurological conditions. The cannabinoid formulations and existing cannabinoid products that we plan to study may eventually be developed internally either as standalone products or used in combination with our cannaboside drug formulations. We plan to initiate observational studies in the 1st half of 2018 in order to assess the benefits of existing cannabinoid products for one or more treatment indications, including complex, refractory, or neuropathic pain (substitution therapy for opioid painkillers), opiate-induced bowel dysfunction, Huntington’s disease, Guillain-Barré syndrome, or multiple sclerosis. The results from these observational studies on existing cannabinoid products will be used to guide selection of appropriate treatment indications for our proprietary cannaboside pharmaceutical formulations, and to help develop additional internal intellectual property related to the use of cannabinoids for treatment of these conditions. In these observational studies, which may be coordinated by Vitality as well as through company collaborators, we intend to evaluate use of cannabinoids both as standalone agents as well as examine their use in combination with other therapies in order to help identify treatment regimens that provide maximal benefit to patients.

Short-term development targets include:

●	Complete remaining preclinical efficacy and toxicology studies to support clinical development of cannabosides

●	Obtain regulatory approval for and initiate a Phase 1a/1b first-in-man clinical trial of VITA-100, a cannaboside prodrug containing THC-glycosides

●	Complete additional preclinical efficacy and pharmacology studies of cannabosides and cannaboside drug formulations that support lead drug indications as well as novel therapeutic applications

●	Obtain regulatory approval for and initiate observational clinical studies of existing cannabinoid therapies, focused on cannabis substitution therapy for opioid painkillers in chronic pain and treatment of serious neurological conditions

We believe that our long-term commercial success and profit potential depends in large part on our ability to develop and advance proprietary cannabinoid prodrugs that are strongly differentiated from both medical cannabis and existing cannabinoid drugs, and to do this more quickly, efficiently and effectively than our competitors. Another critical factor that will determine our success is our ability to obtain and enforce patents, maintain protection of trade secrets, and operate our business without infringing the proprietary rights of third parties. As a result, we are dedicated to the continued development and protection of our intellectual property portfolio.

In September and October 2015, the Company filed two U.S. patent applications, titled “Cannabinoid Glycoside Prodrugs and Methods of Synthesis.” In September 2016, an expanded international application was filed under the Patent Cooperation Treaty system, which includes 79 patent claims to almost 200 individual compounds, including but not limited to the prodrugs of delta-9-tetrahydrocannabinol, the primary psychoactive component of medical cannabis, as well as the non-psychotropic compounds cannabidiol and cannabidivarin.

Additional Operations

Our glycosylation technology in the past was applied primarily to production of better tasting varieties of stevia through enzyme bioprocessing, which was developed in concert with additional technologies designed to improve the taste and yield of stevia sweetener derived from the stevia plant. We have an intellectual property portfolio related to stevia, as well as commercial operations related to the manufacture and sale of research products that commenced in 2014. We intend to sustain these operations and technologies in a manner that is cash-flow neutral or better and to commercialize them primarily through new out-licensing arrangements or strategic partnerships.

Results of Operations

Three Months Ended September 30, 2017 and September 30, 2016

Our net loss during the three months ended September 30, 2017 was $898,520 compared to a net loss of $1,146,519 for the three months ended September 30, 2016. During the three months ended September 30, 2017, we generated $30,976 in revenue and $13,496 in gross profit, compared to $45,888 in revenue and $24,995 in gross profit for the 2016 period. Our revenue in each of the periods presented is earned from the sale of research diagnostic testing kits and chemicals. In May 2014, we purchased the assets of a Percipio Biosciences, Inc., which produced and sold these products, and which we continue to sell under their existing brand names. These products are sold primarily to research universities and companies in the United States and through a network of research product distributors internationally. The tests enable measurement by life science researchers of biomarkers of inflammation and oxidative signaling and stress. The kits and products include antibodies, enzymes, as well as specialty chemicals. We expect such sales to continue at approximately this rate. We expect such sales to continue at approximately the rate during the 2017 period.

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During the three months ended September 30, 2017, we incurred general and administrative expenses in the aggregate amount of $601,882 compared to $706,609 incurred during the three months ended September 30, 2016 (a decrease of $104,727). General and administrative expenses generally include corporate overhead, salaries and other compensation costs, financial and administrative contracted services, marketing, consulting costs and travel expenses. A significant portion of these costs are related to the development of our organizational capabilities as a biotechnology company, including costs such as legal and advisory fees related to intellectual property development. The majority of the decrease in general and administrative costs in the period relates to professional fees which decreased to $186,675 in the period ending September 30, 2017, as compared to $233,950 in the period ending September 30, 2016, and stock-based compensation costs which decreased to $140,075 in the period ending September 30, 2017, as compared to $199,871 in the period ending September 30, 2016.

In addition, during the three months ended September 30, 2017, we incurred research and development costs of $420,587, compared to $129,902 during the three months ended September 30, 2016 (an increase of $290,685). This increase resulted from increased laboratory and consulting expenses during the 2017 period as we focus on preparation for clinical trials.

During the three months ended September 30, 2017, we incurred related party rent and other costs totaling $7,800 compared to $6,900 incurred during the three months ended September 30, 2016 (an increase of $900). This resulted from an increase in the monthly office.

This resulted in a loss from operations of $1,016,783 during the three months ended September 30, 2017 compared to a loss from operations of $818,416 during the three months ended September 30, 2016.

During the three months ended September 30, 2017, we recorded total net other income (expense) in the amount of $118,253, compared to total net other income (expense) recorded during the three months ended September 30, 2016 in the amount of $(328,103). During the three months ended September 30, 2017, we recorded a gain related to the change in fair value of derivatives of $118,253, compared to an expense of $328,008 during the 2016 quarter. This resulted in a net loss of $898,520 during the three months ended September 30, 2017 compared to a net loss of $1,146,519 during the three months ended September 30, 2016.

The net loss during the three months ended September 30, 2017 compared to the net loss for the three months ended September 30, 2016 is attributable primarily to the gain related to the change in fair value of derivatives recorded during the 2017 quarter, compared to an expense during the 2016 quarter.

Six Months Ended September 30, 2017 and September 30, 2016

Our net loss during the six months ended September 30, 2017 was $2,004,873 compared to a net loss of $1,585,924 for the six months ended September 30, 2016. During the six months ended September 30, 2017, we generated $58,019 in revenue and $20,053 in gross profit from sales of certain research products, compared to $92,265 in revenue and $46,253 in gross profit from sales of certain research products during the six months ended September 30, 2017. Our revenue in each of the periods presented is earned from the sale of research diagnostic testing kits and chemicals. In May 2014, we purchased the assets of a Percipio Biosciences, Inc., which produced and sold these products, and which we continue to sell under their existing brand names. These products are sold primarily to research universities and companies in the United States and through a network of research product distributors internationally. The tests enable measurement by life science researchers of biomarkers of inflammation and oxidative signaling and stress. The kits and products include antibodies, enzymes, as well as specialty chemicals. We expect such sales to continue at approximately this rate.

During the six months ended September 30, 2017, we incurred general and administrative expenses in the aggregate amount of $1,275,671 compared to $1,034,483 incurred during the six months ended September 30, 2016 (an increase of $241,188). General and administrative expenses generally include corporate overhead, salaries and other compensation costs, costs of financial and administrative contracted services, marketing and consulting costs and travel expenses. A significant portion of these costs are related to the development of our organizational capabilities as a biotechnology company, including costs such as legal and advisory fees related to intellectual property development. The general and administrative expenses included stock-based compensation of $323,468 during the six months ended September 30, 2017, as compared to stock-based compensation of $283,970 during the six months ended September 30, 2016 (an increase of $39,498) and legal fees of $67,495 during the six months ended September 30, 2017, as compared to legal fees of $7,569 during the six months ended September 30, 2016 (an increase of $59,926).

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In addition, during the six months ended September 30, 2017, we incurred research and development costs of $827,596 relating to research and development, compared to research and development costs of $240,217 during the six months ended September 30, 2016 (an increase of $587,379). The increase resulted primarily from increased laboratory and consulting expenses during the 2017 period as we focus on preparation for clinical trials as well as increase in stock compensation expense in 2017 compared to 2016.

During the six months ended September 30, 2017, we incurred related party rent and other costs totaling $15,300 compared to $13,800 incurred during the six months ended September 30, 2016 (an increase of $1,500). This resulted from an increase in the monthly office rent during the 2017 period.

This resulted in a loss from operations of $2,098,514 during the six months ended September 30, 2017 compared to a loss from operations of $1,242,247 during the six months ended September 30, 2016.

During the six months ended September 30, 2017, we recorded total other income (expense) in the amount of $93,641, compared to total other income (expense) recorded during the six months ended September 30, 2016 in the amount of $(343,677). During the six months ended September 30, 2017, we recorded a gain related to the change in fair value of derivative liabilities of $93,641, compared to a loss of $342,961 during the six months ended September 30, 2016.

Liquidity and Capital Resources

As of September 30, 2017, we had total current assets of $838,781, which was comprised mainly of cash of $815,487. Our total current liabilities as of September 30, 2017 were $581,512 and consisted of accounts payable and accrued liabilities of $280,095, accrued compensation owed to officers and directors of $151,667 and accounts payable to a related party of $2,600, and derivative liability of $147,150. The derivative liability is a non-cash item related to certain of our outstanding warrants as of September 30, 2017. As a result, on September 30, 2017, we had working capital of $257,269.

We have not yet received significant revenues from sales of products or services, and have recurring losses from operations. Our financial statements included in this report have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. For the six months ended September 30, 2017, the Company incurred a net loss of $2,004,873 and used cash in operating activities of $1,332,280. These factors raise substantial doubt about our ability to continue as a going concern within one year of the date that the financial statements are issued. In addition, the Company’s independent registered public accounting firm, in its report on the Company’s March 31, 2017 financial statements, has raised substantial doubt about the Company’s ability to continue as a going concern. The continuation of our Company as a going concern is dependent upon our Company attaining and maintaining profitable operations and raising additional capital. The financial statements included in this report do not include any adjustments relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our Company discontinue operations.

We estimate that we will have sufficient funds to operate the business for the six months after September 30, 2017. In July 2017, the Company issued an aggregate of 666,667 shares of our common stock and warrants to purchase 333,334 of our common stock to certain investors for net proceeds of approximately $995,000. We will require additional financing to fund our planned long-term operations. These estimates could differ if we encounter unanticipated difficulties, in which case our current funds may not be sufficient to operate our business for that period. In addition, our estimates of the amount of cash necessary to operate our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.

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We do not have any firm commitments for future capital. Significant additional financing will be required to fund our planned operations in future periods, including research and development activities relating to our principal product candidate, seeking regulatory approval of that or any other product candidate we may choose to develop, commercializing any product candidate for which we are able to obtain regulatory approval or certification, seeking to license or acquire new assets or businesses, and maintaining our intellectual property rights and pursuing rights to new technologies. We do not presently have, nor do we expect in the near future to have, revenue to fund our business from our operations, and will need to obtain significant funding from external sources. We may seek to raise such funding from a variety of sources. If we raise additional funds by issuing equity or convertible debt securities, our existing stockholders’ ownership will be diluted, and obtaining commercial loans would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary technology or other intellectual property that could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Further, we may not be able to obtain additional financing from any of these sources on commercially reasonable or acceptable terms when needed, or at all. If we cannot raise the money that we need in order to continue to operate and develop our business, we will be forced to delay, scale back or eliminate some or all of our operations. If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investment.

Sources of Capital

On July 26, 2017, the Company entered into a Securities Purchase Agreement with the purchasers identified therein providing for the issuance and sale by the Company to the purchasers, of an aggregate of 666,667 shares of the Company’s common stock (collectively, the “Shares”) and Warrants to purchase up to an aggregate of 333,334 shares of the Company’s common stock (the “Warrants”), at a price of $1.50 per share (the “Offering”). The Warrants have an exercise price of $2.00 per share, are exercisable immediately, expire on the three year anniversary of the date of issuance, and may be exercised on a cashless basis. The Offering closed on July 28, 2017. The aggregate proceeds to the Company from the sale of the Shares and Warrants was approximately $995,000. Pursuant to the terms of the Offering, we filed a registration statement on Form S-1 to register the resale of the Shares and the Warrants. The registration statement on Form S-1 was declared effective on October 13, 2017.

On August 19, 2016, we filed a resale registration statement on Form S-1 (“Form S-1”) with the SEC to register 2,650,000 shares of our common stock and 7,950,000 shares of our common stock issuable upon exercise of certain warrants. We received a letter from the Washington D.C. office of the SEC dated December 10, 2016, stating that the staff of the SEC was conducting a Section 8(e) examination with respect to this Form S-1 and that the Division of Corporate Finance would not take any further action on the Form S-1 while the examination was pending. We received subpoenas to produce documents dated December 14, 2016, and January 23, 2017, and a further subpoena for testimony and any supplemental production of documents dated June 5, 2017. We have complied with all document requests and the Company’s CEO will provide testimony when the SEC schedules such testimony, which we believe will be sometime before the end of December 2017.

Net Cash Used in Operating Activities

We have not generated positive cash flows from operating activities. For the six months ended September 30, 2017, net cash used in operating activities was $1,332,280 compared to net cash used in operating activities of $578,800 for the six months ended September 30, 2016. This increase was primarily attributable to increased net loss during the current period ended September 30, 2017. Net cash used in operating activities during the six months ended September 30, 2017 consisted primarily of a net loss of $2,004,873 offset by $892,773 in aggregate stock compensation from vested options and common stock, shares of stock issued to consultants. Net cash used in operating activities during the six months ended September 30, 2016 consisted primarily of a net loss of $1,585,924 offset by a change in fair value of derivative liability of $342,961, and $586,328 in aggregate stock compensation from vested options, warrants and commonstock, shares of stock issued to consultants.

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Net Cash Used in Investing Activities

During the six months ended September 30, 2017 and September 30, 2016, no net cash was used in or provided by investing activities.

Net Cash Provided By Financing Activities

During the six months ended September 30, 2017, net cash provided by financing activities was $995,001 compared to net cash provided by financing activities of $517,031 for the six months ended September 30, 2016. Net cash provided by financing activities during the six months ended September 30, 2017 was attributable to the net proceeds from sale of stock and warrants of $995,001. Net cash provided by financing activities during the six months ended September 30, 2016 was attributable to $165,030 from the sale of common stock and warrants and $352,001 provided by the exercise of warrants.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to stockholders.

Critical Accounting Policies

Our financial statements and accompanying notes included in this report have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from the estimates made by management.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our consolidated financial statements included in this report:

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The more significant estimates and assumption by management include, among others, the fair value of shares issued for services, the fair value of options and warrants, and assumptions used in the valuation of our outstanding derivative liabilities.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic of the Financial Accounting Standards Board (FASB”) Accounting Standards Codification (“ASC”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company’s statements of operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

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Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, we use a probability weighted average Black-Scholes-Merton model to value the derivative instruments at inception and on subsequent valuation dates through the September 30, 2017 reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Recent Accounting Pronouncements

Please refer to Footnote 1 of the accompanying financial statements for management’s discussion of recent accounting pronouncements

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Not Applicable.

Item 4. Controls and Procedures

Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive and financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the end of the period covered by this report. Based on this evaluation, our principal executive and financial officer concluded that as of September 30, 2017, these disclosure controls and procedures were not effective to ensure that the information required to be disclosed by our Company in reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission (“SEC”), including that such information is accumulated and communicated to our management, including our principal executive and financial officer, as appropriate to allow timely decisions regarding required disclosures .. The conclusion that our disclosure controls and procedures were not effective was due to the presence of material weaknesses in our internal control over financial reporting, as that term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, as previously disclosed in Item 9A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2017. In light of the material weaknesses identified by management, we performed additional analyses and procedures in order to conclude that our condensed financial statements for the interim period ended September 30, 2017 are fairly presented, in all material respects, in accordance with GAAP.

Description of Material Weaknesses and Management’s Remediation Initiatives

As of the date of this report, our remediation efforts continue related to each of the material weaknesses that we have identified in our internal control over financial reporting and additional time and resources will be required in order to fully address these material weaknesses. We have not been able to complete all actions necessary and test the remediated controls in a manner that would enable us to conclude that such controls are effective. We are committed to implementing the necessary controls to remediate the material weaknesses described below, as and when resources permit. These material weaknesses will not be considered remediated until (1) the new processes are designed, appropriately controlled and implemented for a sufficient period of time and (2) we have sufficient evidence that the new processes and related controls are operating effectively. The following is a list of the material weaknesses identified by management as of September 30, 2017:

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(1) Insufficient segregation of duties in our finance and accounting functions due to limited personnel. During the six months ended September 30, 2017, we internally performed all aspects of our financial reporting process, including, but not limited to, access to the underlying accounting records and systems, the ability to post and record journal entries and responsibility for the preparation of the financial statements. Due to the fact that these duties were often performed by the same person, there was a lack of review over the financial reporting process that might result in a failure to detect errors in spreadsheets, calculations, or assumptions used to compile the financial statements and related disclosures as filed with the SEC. This could result in a material misstatement to our interim or annual financial statements that would not be prevented or detected.

(2) Insufficient corporate governance policies. The Company does not have a majority of independent members on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures.

Changes in Internal Control over Financial Reporting

We are currently considering adding additional independent members to our board of directors and adding accounting personnel to our staff in connection with the ongoing efforts to remediate the material weaknesses described above, but no specific progress has been made on these goals or other remediation efforts during the three months ended September 30, 2017. As a result, there were no changes in our internal control over financial reporting during the six months ended September 30, 2017, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations on Internal Control

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple errors. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. In addition, projections of any evaluation of effectiveness to future periods are subject to risks that controls that are effective at one date may subsequently become inadequate because of changes in conditions or because the degree of compliance with the policies or procedures may deteriorate.

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PART II - OTHER INFORMATION

Item 1. Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. The impact and outcome of litigation, if any, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not currently a party to and our properties are not currently the subject of any material pending legal proceedings the adverse outcome of which, individually or in the aggregate, would be expected to have a material adverse effect on our financial position or results of operations.

Item 1A. Risk Factors

Please refer to the risks described under the heading “Risk Factors” in our Registration Statement on Form S-1 filed with the SEC on September 13, 2017.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

In August and September 2017, we issued a total of 102,500 shares of our common stock to two consultants as compensation for services valued at $163,676. The issuance of this common stock, has not been registered under the Securities Act and the shares of common stock were issued in reliance on exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder based on the following facts: the consultant has represented that it is an accredited investor as defined in Regulation D and that it is acquiring the shares of common stock for its own account and not with a view to or for distributing or reselling the shares of common stock and that it has sufficient investment experience to evaluate the risks of the investment; the shares of commons stock were issued as restricted securities.

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Item 6. Exhibits

Exhibit Number	Description of Exhibit

4.1	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on July 27, 2017.)

10.1	Securities Purchase Agreement, dated July 26, 2017 by and among Vitality Biopharma, Inc., and the Purchasers listed on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on July 27, 2017.)

10.2	Registration Rights Agreement, dated July 26, 2017, by and among Vitality Biopharma, Inc. and the Purchasers listed on the signature pages thereto (Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on July 27, 2017.)

31.1	Certification of Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) Pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934*

32.1	Certification of Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) Pursuant to Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002†

101.INS	XBRL Instance Document *

101.SCH	XBRL Taxonomy Extension Schema Document *

101.CAL	XBRL Taxonomy Extension Calculation Linkbase *

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document *

101.LAB	XBRL Taxonomy Extension Label Linkbase Document *

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document *

* Filed herewith.

† Furnished herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VITALITY BIOPHARMA, INC.

By:	/s/ Robert Brooke
Robert Brooke
Chief Executive Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

Date: November 14, 2017

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on July 27, 2017.)

10.1	Securities Purchase Agreement, dated July 26, 2017 by and among Vitality Biopharma, Inc., and the Purchasers listed on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on July 27, 2017.)

10.2	Registration Rights Agreement, dated July 26, 2017, by and among Vitality Biopharma, Inc. and the Purchasers listed on the signature pages thereto (Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on July 27, 2017.)

31.1	Certification of Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) Pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934*

32.1	Certification of Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) Pursuant to Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002†

101.INS	XBRL Instance Document *

101.SCH	XBRL Taxonomy Extension Schema Document *

101.CAL	XBRL Taxonomy Extension Calculation Linkbase *

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document *

101.LAB	XBRL Taxonomy Extension Label Linkbase Document *

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document *

* Filed herewith.

† Furnished herewith.

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Exhibit 31.1

CERTIFICATION

I, Robert Brooke , certify that:

1.	I have reviewed this report on Form 10-Q for the quarterly period ended September 30, 2017 of Vitality Biopharma, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of the internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2017

By:	/s/ Robert Brooke
Name:	Robert Brooke
Title:	Chief Executive Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, Robert Brooke, the Chief Executive Officer of Vitality Biopharma, Inc. (the “Company”), hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to his knowledge, the Quarterly Report on Form 10-Q for the period ended September 30, 2017, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the information contained in the Quarterly Report on Form 10-Q fairly presents in all material respects the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

/s/ Robert Brooke
Robert Brooke
Chief Executive Officer
(Principal Executive Officer and
Principal Financial and Accounting Officer)

Date: November 14, 2017

This certification accompanies this Quarterly Report on Form 10-Q pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not be deemed filed by the Company for purposes of Section 18 of the Exchange Act. Such certification will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.